Exhibit 10.5

AMENDED AND RESTATED

EMPLOYMENT AGREEMENT

This AGREEMENT is made as of this 4th day of May, 2004, by and among PARTNERS TRUST FINANCIAL GROUP, INC., a Federal corporation (“Partners Trust”), and HOWARD W. SHARP, an individual residing in Syracuse, New York (the “Executive”), with the consent of SBU BANK, a Federally chartered capital stock savings bank wholly owned by Partners Trust having its principal place of business in Utica, New York (the “Bank”).

WHEREAS, pursuant to this Agreement, the Executive intends to serve as senior executive of Partners Trust (the “Employer”) and the Bank;

WHEREAS, the Executive, Partners Trust and the Bank have previously entered into an Employment Agreement dated as of December 23, 2003 (the “Prior Agreement”), which the parties intend to be replaced and superceded by this Agreement;

WHEREAS, the Board of Directors of Partners Trust and the Board of Directors of the Bank, have approved and authorized Partners Trust and the Bank to amend and restate this Agreement with the Executive to remove the Bank as a party to the Agreement;

WHEREAS, Partners Trust is in the process of effecting a reorganization such that the resulting holding company of the Bank will be Partners Trust Financial Group, Inc., a Delaware corporation, and it is intended that such entity succeed to the rights and obligations of Partners Trust hereunder; and

WHEREAS, the parties desire to amend and restate this Agreement to remove the Bank as a party to the Agreement and set forth the terms and conditions for the employment relationship of the Executive with the Employer:

NOW, THEREFORE, in consideration of the foregoing and the mutual promises, covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:

1.	Employment.

(a) Term. The term of employment under this Agreement shall commence on the Closing Date as such term is defined under the Agreement and Plan of Merger (the “Merger Agreement”) by and between Partners Trust Financial Group, Inc., SBU Bank, Wicked Acquisition Corporation, Partners Trust, MHC and BSB Bancorp, Inc., dated December 23, 2003, and end on the last day of the calendar quarter in which the Executive attains age 60 (the “Employment Term”).

(b) Duties. The Executive is to be employed as a senior executive of the Employer for the Employment Term and Partners Trust shall cause the Bank to appoint Executive to also serve as a senior executive of the Bank. As a senior executive of the Employer and the Bank, the

Executive shall report directly to the Chief Executive Officer of the Employer and the Bank and shall have such duties as are commensurate and consistent with the Executive’s position and experience.

2.	Compensation and Benefits.

(a) Base Salary. During the Employment Term, the Executive shall be paid a base salary at an annualized rate of not less than U.S. $450,000.00 (the “Base Salary”), payable in accordance with the Employer’s regular payroll practices for its executive employees or if the Employer so elect payable on the first business day of each calendar quarter during the Employment Term.

(b) Benefit Plans. The Executive shall be eligible to participate in any employee pension benefit plans (as that term is defined under Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended), group life insurance plans, medical plans, dental plans, long-term disability plans, business travel insurance programs and other fringe benefit plans or programs maintained by the Employer for the benefit of its employees pursuant to the terms of such plans and the Employer shall cause the Bank to make the Executive eligible to participate in such plans or programs as maintained by the Bank for the benefit of its executive employees. The Executive’s participation in any such benefit plans and programs shall be based on, and subject to satisfaction of, the eligibility requirements and other conditions of such plans and programs; provided, however, that the Executive shall receive credit for service prior to the Closing Date as provided for in the Merger Agreement. If the Executive’s employment by the Employer shall cease for any reason other than by voluntary termination (as described in Section 3(b) below) or for “Cause” (defined in Section 3(e) below), the Executive shall receive continued group life, health, dental, accident and long term disability insurance coverage for the remaining Employment Term, equivalent to the coverage to which he would have been entitled under such plans (as in effect on the date of his termination of employment) if he had continued working for the Employer during the remaining Employment Term, but taking into account any coverage provided from any subsequent employer. On the Closing Date, all stock options to acquire shares of BSB common stock granted prior to the date hereof shall immediately vest in full.

3.	Termination.

The Executive’s employment by the Employer shall be subject to termination as follows:

(a) Expiration of the Employment Term. The Executive’s employment with the Employer shall not terminate prior to the expiration of the Employment Term.

(b) Voluntary Termination. The Executive may terminate this Agreement upon not less than 60 days prior written notice delivered to the Employer, in which event the Executive shall be entitled only to the compensation and benefits the Executive has earned or accrued through the effective date of the voluntary termination (the “Accrued Obligations and Other Benefits”).

(c) Termination Upon Death. This Agreement shall terminate upon the Executive’s death. In the event this Agreement is terminated as a result of the Executive’s death, the Employer shall pay the Executive’s Base Salary for the remainder of the Employment Term to the Executive’s estate in a lump sum and pay or provide any other Accrued Obligations or Other Benefits, which shall include death benefits on the same basis as provided to similarly situated executives of the Employer and the Bank.

(d) Termination Upon Disability. The Employer may terminate this Agreement upon the Executive’s disability. For purposes of this Agreement, the Executive’s inability to perform the Executive’s duties hereunder by reason of physical or mental illness or injury for a period of 26 consecutive weeks that follows the Executive’s use of all available sick leave (the “Disability Period”) shall constitute disability. The determination of disability shall be made by a physician selected by the Employer. During the Disability Period, the Executive shall be entitled to 100% of the Executive’s Base Salary otherwise payable during that period. Upon a termination of employment due to the Executive’s disability, the Employer shall continue to pay the Executive’s Base Salary in accordance with Section 2(a) for the remainder of the Employment Term and shall timely pay or provide any other Accrued Obligations and Other Benefits, which shall include disability benefits on the same basis as provided to similarly situated executives of the Employer and the Bank.

(e) Termination for Cause. The Employer may terminate the Executive’s employment for Cause by written notice to the Executive. For purposes of this Agreement, “Cause” shall mean: the willful engaging by the Executive in illegal conduct which is materially and demonstrably injurious to the Employer, or the Executive’s conviction of a felony or guilty or nolo contendere plea by the Executive with respect thereto. No act or omission shall be considered “willful” unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive’s action or omission was in the best interests of the Employer. Notwithstanding any other term or provision of this Agreement to the contrary, if the Executive’s employment is terminated for Cause, the Executive shall forfeit all rights to payments and benefits otherwise provided pursuant to this Agreement; provided, however, that the Accrued Obligations and Other Benefits through the date of termination shall be timely paid or provided.

(f) Termination Without Cause. The Employer may terminate the Executive’s employment for reasons other than Cause upon not less than 60 days prior written notice delivered to the Executive, in which event the Employer shall pay to the Executive, within 30 days of the date of termination, a lump sum payment equal to the unpaid Base Salary that would have been paid to or earned by the Executive pursuant to this Agreement, if the Executive had remained employed under the terms of this Agreement through the end of the Employment Term. In addition, the Accrued Obligations and Other Benefits shall be timely paid or provided. If the Executive terminates his employment with the Employer during the Employment Term for “Good Reason,” such termination shall be deemed to have been a termination by the Employer of the Executive’s employment without Cause. For purposes of this Agreement, “Good Reason” shall mean: (1) the assignment to the Executive by the Employer of duties materially inconsistent with the Executive’s position, duties, responsibilities, and status with the Employer or the Bank, a material adverse change in the Executive’s titles or offices, any removal of the Executive from or any failure to reelect the Executive to any of such positions, except in connection with the termination of his employment for Cause, or any action that would have a material adverse effect on the physical conditions in which the Executive performs his employment duties; or (2) a reduction by the Employer in the Executive’s Base Salary; or (3) the taking of any action by the

Employer or the Bank that would materially adversely affect the Executive’s participation in or materially reduce the Executive’s benefits under any employee benefit plan or deprive the Executive of any material fringe benefit enjoyed by the Executive, except for a reduction in benefits that is being applied generally to all similarly situated employees; or (4) any other action or inaction that constitutes a material breach by the Employer of this Agreement; or (5) any failure by the Employer to obtain the assumption of this Agreement by any acquirors, successors or assigns of the Employer.

(g) Resignation. Effective upon the Executive’s termination of employment for any reason, the Executive hereby resigns from any and all offices and positions related to the Executive’s employment with the Employer and any subsidiaries or affiliates thereof, and held by the Executive at the time of termination.

(h) No Mitigation. The Employer’s obligations to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Employer may have against the Executive or others. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and, such amounts shall not be reduced whether or not the Executive obtains other employment.

(i) Litigation Expenses. The Employer shall pay the Executive’s out-of-pocket expenses, including attorney’s fees, in connection with any judicial proceeding to enforce this Agreement or to construe or determine the validity of this Agreement or otherwise in connection herewith if the Executive is successful in litigation. The provisions of this Section 3(i) shall survive the termination of this Agreement and/or the expiration of the Employment Term.

4.	Covenants.

(a) Confidentiality. The Executive shall not, without the prior written consent of the Employer, disclose or use in any way, either during the Employment Term or thereafter, except as required in the course of his employment by Employer, any confidential business or technical information or trade secret or customer lists acquired in the course of the Executive’s employment by the Employer. The Executive acknowledges and agrees that it would be difficult to fully compensate the Employer for damages resulting from the breach or threatened breach of the foregoing provision and, accordingly, that the Employer shall be entitled to temporary preliminary injunctions and permanent injunctions to enforce such provision. This provision with respect to injunctive relief shall not, however, diminish the Employer’s right to claim and recover damages. The Executive covenants to use his best efforts to prevent the publication or disclosure of any trade secret or any confidential information concerning the business or finances of Employer or Employer’s affiliates, or any of their dealings, transactions or affairs which may come to the Executive’s knowledge in the pursuance of his duties or employment.

(b) No Competition. The Executive’s employment is subject to the condition that (i) during the term of his employment hereunder and for a period of thirty-six (36) months following the date his employment ceases for any reason or no reason at all (including, but not limited to, a termination by the Employer without Cause (described in Section 3(f) of this Agreement)) (the “Date of Termination”), except as provided below, the Executive shall not, directly or indirectly, own, manage, operate, control or participate in the ownership, management, operation or control of, or be connected as an officer, employee, partner, director, individual proprietor, lender, consultant, agent or otherwise with, or have any financial interest in, or aid or assist anyone else in the conduct of, any entity or business (a “Competitive Operation”) which competes in the banking industry or with any other business conducted by the Employer or by any group, affiliate, division or subsidiary of the Employer, in any area or market where such business is being conducted at the Date of Termination. It is understood and agreed that, for the purposes of the foregoing provisions of this paragraph, (i) no business shall be deemed to be a business conducted by the Employer or any group, division, affiliate or subsidiary of the Employer unless 5% or more of the Employer’s consolidated gross sales or operating revenues is derived from, or 5% or more of the Employer’s consolidated assets are devoted to, such business; (ii) no business conducted by any entity by which the Executive is employed or in which he is interested or with which he is connected or associated shall be deemed competitive with any business conducted by the Employer or any group, division or subsidiary of the Employer unless it is one from which 5% or more of its consolidated gross sales or operating revenues is derived, or to which 5% or more of its consolidated assets are devoted; and (iii) no business which is conducted by the Employer at the Date of Termination and which subsequently is sold by the Employer or its affiliates shall, after such sale, be deemed to be a Competitive Operation within the meaning of this paragraph. Ownership of not more than 1% of the voting stock of any entity shall not constitute a violation of this paragraph.

(c) Modification. Although the parties consider the restrictions contained in this Section 4 reasonable as to the protected business, duration, and geographic area, in the event that any court of competent jurisdiction deems them to be unreasonable, then such restrictions shall apply to the broadest business, longest period, and largest geographic territory as may be considered reasonable by such court, and this Section 4, as so amended, shall be enforced.

(d) Other Agreements. The Executive represents and warrants that neither the Executive’s employment with the Employer nor the Executive’s performance of his obligations hereunder will conflict with or violate the Executive’s obligations under the terms of any agreement with a previous employer or other party including agreements to refrain from competing, directly or indirectly, with the business of such previous employer or any other party.

5.	Withholding.

The Employer shall deduct and withhold from compensation and benefits provided under this Agreement all necessary income and employment taxes and any other similar sums required by law to be withheld.

6.	Rules, Regulations and Policies.

The Executive shall use his best efforts to abide by and comply with all of the rules, regulations, and policies of the Employer, including without limitation the Employer’s policy of strict adherence to, and compliance with, any and all requirements of the banking, securities, and antitrust laws and regulations.

7.	Return of Employer’s Property.

After the Executive has received notice of termination or at the end of his period of employment with Employer, whichever first occurs, the Executive shall immediately return to Employer all documents and other property in his possession belonging to Employer.

8.	Construction and Severability.

The invalidity of any one or more provisions of this Agreement or any part thereof, all of which are inserted conditionally upon their being valid in law, shall not affect the validity of any other provisions to this Agreement; and in the event that one or more provisions contained herein shall be invalid, as determined by a court of competent jurisdiction, this Agreement shall be construed as if such invalid provisions had not been inserted. The Executive’s or the Employer’s failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right the Executive or the Employer may have hereunder, including, without limitation, the right of the Executive to terminate employment for Good Reason, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

9.	Governing Law.

This Agreement shall be governed by the laws of the United States, where applicable, and otherwise by the laws of the State of New York other than the choice of law rules thereof.

10.	Assignability and Successors.

This Agreement may not be assigned by the Executive or the Employer, except that this Agreement shall be binding upon and shall inure to the benefit of the successor of the Employer through merger or corporate reorganization.

11.	Counterparts.

This Agreement may be executed in counterparts (each of which need not be executed by each of the parties), which together shall constitute one and the same instrument.

12.	Jurisdiction and Venue.

The jurisdiction of any proceeding between the parties arising out of, or with respect to, this Agreement shall be in a court of competent jurisdiction in New York State, and venue shall be in Oneida County. Each party shall be subject to the personal jurisdiction of the courts of New York State.

13.	Indemnification and Insurance.

During the Employment Term and for a period of six years thereafter, the Employer shall cause the Executive to be covered by and named as an insured under any policy or contract of insurance obtained to insure directors and officers against personal liability for acts or omissions in connection with service as a director or officer of Partner Trust or the Bank or any subsidiary or affiliate thereof or service in other capacities at the request of the Employer. The coverage provided to the Executive pursuant to this section shall be of the same scope and on the same terms and conditions as the coverage (if any) provided to other officers or directors of the Employer.

To the maximum extent permitted under applicable law, during the Employment Term and for a period of six years thereafter, the Employer shall indemnify the Executive against and hold him harmless from any costs, liabilities, losses and exposures to the fullest extent and on the most favorable terms and conditions that similar indemnification is offered to any trustee or officer of the Bank or any subsidiary or affiliate thereof. Indemnification and Insurance coverage will not be provided by the Employer in the event of employee’s voluntary termination (Section 3(b) of this Agreement) or for termination for Cause (Section 3(e) of this Agreement). Nothing contained herein shall limit or an any way impair the obligations to indemnify and maintain directors and officers’ liability insurance as set forth in the Merger Agreement.

14.	Miscellaneous.

This Agreement constitutes the entire understanding and Agreement between the parties with respect to the subject matter hereof and shall supersede all prior understandings and agreements, other than the Employment Agreement between the Executive, BSB Bancorp, Inc. and BSB Bank and Trust Company, dated as of October 22, 2001, and the Target Benefit Supplemental Retirement Benefit Agreement between BSB Bank & Trust Company and the Executive, dated as of October 30, 2003.

This Agreement cannot be amended, modified, or supplemented in any respect, except by a subsequent written agreement entered into by the parties hereto.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement, or caused this Agreement to be duly executed on their behalf, as of the date and year first above written.

Attest:	PARTNER TRUST FINANCIAL GROUP, INC.

/S/ CHERYL DREELS	By	/S/ JOHN A. ZAWADZKI

/S/ HOWARD W. SHARP

Howard W. Sharp
Executive

Attest:	SBU BANK

/S/ CHERYL DREELS	By	/S/ JOHN A. ZAWADZKI